Exhibit 23.5

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements of Medical Properties Trust, Inc.:

(1)	Registration Statement (Form S-3 No. 333-229103) of Medical Properties Trust, Inc.,
(2)	Registration Statement (Form S-8 No. 333-233471) pertaining to the Medical Properties Trust, Inc. 2019 Equity Incentive Plan, and
(3)	Registration Statement (Form S-8 No. 333-190533) pertaining to the Medical Properties Trust, Inc. 2013 Equity Incentive Plan

of our report dated May 29, 2020, with respect to the consolidated financial statements of Steward Health Care System LLC for the year ended December 31, 2019 included in this Annual Report of Medical Properties Trust, Inc. (Form 10-K/A) for the year ended December 31, 2020.

/s/ Ernst and Young LLP

Dallas, Texas

June 8, 2021